Exhibit 99.1

News Release From Nuance Communications
For Immediate Release
Warburg Pincus to Purchase
$175 Million in Nuance Common Stock
Burlington, Mass., January 15, 2009 — Nuance Communications, Inc. (NASDAQ: NUAN) today announced that Warburg Pincus, the global private equity firm, has agreed to purchase $175 million of Nuance common stock, the proceeds of which will be used in conjunction with general corporate purposes and potential merger and acquisition activity.
Warburg Pincus, a leading investor in technology companies, has agreed to purchase 17,395,626 shares of Nuance common stock at a purchase price of $10.06 per share, for an aggregate investment of $175 million. In addition, Warburg Pincus will acquire a warrant to purchase 3,862,422 million shares of Nuance common stock upon the closing of the investment. The warrant has an exercise price of $11.57 per share and a four-year term. Warburg Pincus has also agreed not to sell any shares of Nuance common stock for a period of six months from the closing of the transaction, expected in early February 2009.
“Warburg Pincus has enjoyed a long and rewarding relationship with Nuance and we’re pleased with the opportunity to invest further in support of the company,” said Pat Hackett, managing director, Warburg Pincus. “Nuance has a track record of leadership and presents a high-quality investment opportunity in speech technologies and applications, markets that are demonstrating long-term growth.”
Separately, Nuance today announced with IBM that the two companies have entered into a licensing and technical services agreement to enhance and expand innovative speech solutions designed to better serve enterprises, consumers, carriers, and partners worldwide. Please see today’s announcement, “Nuance and IBM Establish Agreement to Advance Innovative Speech Solutions.”
About Warburg Pincus
Warburg Pincus is a leading global private equity firm. The firm currently has approximately $30 billion of assets under management including $10 billion available for investment in a range of sectors including healthcare, financial services, energy, technology, media, telecommunications, consumer, industrial and real estate. Its active portfolio of more than 100 companies is highly diversified by stage, sector and geography. Warburg Pincus is a growth investor and an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 12 private equity funds which have invested more than $29 billion in approximately 600 companies in 30 countries. The firm has invested more than $10 billion in technology, media and telecommunications, including investments in Nuance (NASDAQ: NUAN), Metavante (NSYE: MV), Bharti Tele-ventures (BSE: BHARTI.IN), NeuStar (NYSE: NSR), UGS and BEA Systems. The firm has offices in Beijing, Frankfurt, Hong Kong, London, Mumbai, New York, San Francisco, Shanghai and Tokyo. For more information, please visit www.warburgpincus.com.
About Nuance
Nuance is a leading provider of speech and imaging solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents.

Every day, millions of users and thousands of businesses experience Nuance’s proven applications and professional services. For more information, please visit: Nuance.com.
# # #

Contacts:

For Investors and Press	For Press
Richard Mack	Rebecca Paquette
Nuance Communications, Inc.	Nuance Communications, Inc.
Tel: 781-565-5000	Tel: 781-565-5000
Email: richard.mack@nuance.com	Email: rebecca.paquette@nuance.com
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
Statements in this document regarding the closing of the additional investment by Warburg Pincus and any other statements about Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward looking statements, including the factors described in Nuance’s Annual Report on Form 10 K for the year ended September 30, 2008. Nuance disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.